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                                                                    Exhibit 99.1
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A.C. MOORE  [GRAPHIC OMITTED]           General Office o Distribution Center
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                                       130 A.C. Moore Drive o Berlin, NJ 08009
                                     PHONE: (856) 768-4930 o FAX: (856) 753-4723



FOR:                                            FROM:
A.C. Moore Arts & Crafts, Inc.                  Gregory FCA Communications, Inc.
Leslie Gordon                                   For More Information Contact:
Chief Financial Officer                         Joe Crivelli
(856) 768-4930                                  (610) 642-8253


                              FOR IMMEDIATE RELEASE
                              ---------------------

                  A.C. MOORE'S THIRD QUARTER SALES INCREASE 7%

Berlin, New Jersey, October 6, 2005 - A.C. Moore Arts & Crafts, Inc. (Nasdaq:
ACMR) today reported sales of $115.1 million for the third quarter ended September 30, 2005, an increase of 6.9% over sales of $107.7 million during the third quarter of 2004. The Company opened seven stores in the quarter, bringing the total store count to 105. Same store sales in the third quarter of 2005 decreased by 4.3% versus 2004.

For the nine months ended September 30, 2005, sales were $351.5 million, an increase of 9.7% over sales of $320.4 million in the first nine months of 2004. Same store sales decreased by 1.8% for the period.

Jack Parker, Chief Executive Officer, stated, "The third quarter was a disappointment for the Company as customer traffic dropped 6.2% and was below our expectations due to several factors including rising gasoline prices and unusually hot and dry weather during the quarter. Our average sale increased by 1.9%. Based on the reported sales, we are expecting third quarter results to be in the range of a loss of $0.10 to $0.12 per share."

Mr. Parker continued, "We believe our fourth quarter merchandising plans are strong and will be effectively executed, but there is significant uncertainty in the current economic environment and how the consumer will react during the critical fourth quarter. That being said, we are waiting to provide earnings guidance for the year until we hold our third quarter 2005 conference call on October 19th. We believe at that point we will have a better read on sales trends. The Company expects to end the year with 109 stores."

Third quarter earnings and an update on the Company's full year outlook will be released on October 19, 2005 and the company will host a conference call at 5:00 PM Eastern time that evening to discuss the financial results in detail. To participate, please call 973-409-9254. If you are unable to access the live call, please dial 973-341-3080 and enter pin number 6579218 to access the taped digital replay. The replay will be available at approximately 7:00 PM on October 19th and will remain available until Wednesday, October 26th at 11:59 PM Eastern Daylight time.

A simultaneous webcast of the conference call may be accessed at http://www.acmoore.com. Go to "Investor Relations" and click on "Corporate Profile." To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends and will remain available on the company's website until October 19, 2006.

A. C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 105 stores in the Eastern United States. For more information about the Company, visit our website at www.acmoore.com.

                                      # # #

This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore's current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the impact of the adoption of EITF Issue 02-16, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of weather conditions, the impact of competitors' locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, supply constraints or difficulties, the effectiveness of advertising strategies, the impact of the threat of terrorist attacks and war, the uncertainty of the final resolution of the insurance claim relating to the roof collapse, our ability to maintain an effective system of internal control over financial reporting, and other risks detailed in the Company's Securities and Exchange Commission filings.